AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Amended Membership Interest Purchase Agreement (this “Agreement”), originally dated January 24, 2019, as amended by the Purchase Agreement Amendment dated April 30, 2019, as amended by the Second Purchase Agreement Amendment dated May 22, 2019, as amended by the Third Purchase Agreement Amendment dated June 21, 2019, as amended by the Fourth Purchase Agreement Amendment dated August 15, 2019 and restated September 17, 2019, as amended by the Fifth Purchase Agreement Amendment dated October 14, 2019, as amended by the Sixth Purchase Agreement Amendment dated November 17, 2019, as hereby amended and restated as of March 20, 2020, is by and among COMSTOCK MINING INC., a Nevada corporation (“Seller”), with an address of 1200 American Flat Road, Virginia City, NV 89440, COMSTOCK MINING LLC, a Nevada limited liability company (the “Company”), and TONOGOLD RESOURCES, INC., a Delaware corporation (“Buyer”), with an address of 5666 La Jolla Boulevard, #315, La Jolla, CA 92037. Each of Buyer, the Company and Seller are sometimes referred to herein as a “Party” and, collectively, they are sometimes referred to as the “Parties”.
ARTICLE 1
PURCHASE AND SALE OF MEMBERSHIP INTERESTS
1.1 Purchase and Sale of Membership Interests. Subject to the terms and conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell to Buyer, 100% of the membership interests of the Company (the “Membership Interests”), all of which are owned by Seller free and clear of any Liens, and restrictions on transfer, options, rights, calls, commitments, proxies or other contract or other rights (except with respect to restrictions on transfer imposed by federal and state securities laws and encumbrances securing the Debenture (as defined below). As used herein, “Lien” means any lien, security interest, charges, encumbrance, mortgage, pledge, security agreement, consignment or bailment for security purposes, reservation or exception, encroachment, purchase right, right of first refusal, adverse claim of any other person or entity or other encumbrance of any nature whatsoever.
1.2 Consideration for Membership Interests.
(a) In consideration of the sale of the Membership Interests and the agreements of Seller herein, Buyer shall pay Seller a total purchase price of $11,200,000 in cash and other non-cash consideration described below (collectively, the “Purchase Price”) of which:
(i) Buyer has made non-refundable cash deposits of $6,025,000 toward the Purchase Price prior to March 20, 2020, and Buyer has made a non-refundable deposits of $3.8 million in the form of Series D Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock (“CP Shares”) of Buyer, and an additional $2.3 million in non-refundable fees in the form of CP Shares, all of which has been delivered to Seller; and
(ii) Seller has delivered a 50.00% Membership Interest to Buyer, representing all cash and CP Shares delivered to Seller by Buyer on or prior to March 20, 2020;
(iii) Buyer shall deliver a 12% secured convertible note with principal amount of $5,475,000 in a form that is mutually acceptable to Buyer and Seller (the “Note”) for the remainder of the Purchase Price to be paid by Buyer to Seller; and
(iv) In addition to the amounts indicated above, all cash received by Seller from Buyer shall be applied first toward the reimbursement of outstanding invoices prior to any application toward the payments required pursuant to the terms of the Note.
(b) Additional Membership Interests will be delivered to Buyer proportionately to the cash principal payments received by Seller from Buyer pursuant to the Note. Buyer shall be forever responsible for 100% of the Company’s costs starting from the Closing Date. Until the Note is paid in full, Seller will account for all costs to the Company and will submit monthly invoices to Buyer, which shall be due no later than ten (10) days after receipt.

(c) In addition to terms of the Note, Buyer and Seller hereby agree:

(i) Buyer shall pay Seller $1,400,000 to an escrow agent designated by Seller, for reimbursable expenses, including expenditures associated with consummating the Pelen acquisition. $900,000 of this amount shall be payable immediately upon signing this Agreement and $500,000 of this amount shall be payable no later than April 15, 2020. In order to fund the $500,000 described in the preceding sentence as soon as possible, Buyer hereby agrees to wire funds received by Buyer from any source to Seller within 24 hours of receipt, in order to fund such expense reimbursement obligations.
(ii) All unpaid payments under the Note or amounts reimbursable under this Agreement shall be secured by a security interest in the Membership Interests owned by Buyer and all assets owned by the Company (including any and all rights under contracts such as the operating agreement for Northern Comstock LLC, the Lease Option Agreement, and the Mineral Exploration and Mining Lease Agreement), in accordance with the Deed of Trust attached hereto as Exhibit C (the “Deed of Trust”). Once the Debenture has been repaid, Seller shall have the right to record the Deed of Trust as a first priority security interest.
(iii) As long as the Note is outstanding, Buyer shall not, create, incur, assume or permit to exist any Indebtedness (as defined below) other than convertible notes issued by Buyer prior to the Closing Date with aggregate principal amount of $14 million or less. “Indebtedness” means, without duplication, (a) all obligations for borrowed money or with respect to deposits or advances of any kind, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations upon which interest charges are customarily paid, (d) all obligations under conditional sale or other title retention agreements relating to property acquired, (e) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all obligations secured by any Lien on property owned or after acquired, (g) all guarantees of obligations of others, (h) all capital lease obligations, (i) all obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, in respect of bankers’ acceptances, (k) all obligations under any swap agreement or under any similar type of agreement, (l) all obligations under sale and leaseback transactions. Notwithstanding the preceding, Buyer shall be permitted to incur Indebtedness described in clauses (c) through (l) above not to exceed $1,000,000 in the aggregate (such Indebtedness, “Permitted Debt”).
(iv) If an event of default occurs under the Note and Buyer fails to remedy such violation within the cure periods set forth in the Note, then Seller shall have and be entitled to exercise, in its sole discretion, any of the remedies available to a secured lender under Nevada law, including the remedies set forth below. The Seller may foreclose and sell any or all of the Membership Interests theretofore owned by Buyer and any or all assets owned by the Company in order to pay off the Note. In addition, the Seller shall have a right to terminate any of the Transaction Documents; provided that the Seller shall not have the right to terminate the Mineral Exploration and Mining Lease if Buyer has made principal payments on the Note of $2,737,500 or more.
(v) Buyer shall be permitted to prepay all or any part of the balance outstanding under the Note at any time without penalty or premium. Buyer and Seller hereby agree that Buyer shall pay the cash required to make payments hereunder from the proceeds of equity raises, royalty sales and/or other third party funding agreements, whether in one transaction or a series of transactions (collectively, a “Capital Raise”). Buyer covenants and agrees that if Buyer receives any proceeds from any Capital Raise in excess of $6.5 million, then Buyer shall cause 50% of such proceeds to be immediately paid to Seller and used to prepay the Note. Except for Permitted Debt, Buyer covenants and agrees that Buyer shall not use the proceeds of any Capital Raise for any other purpose other than making payments to Seller, permitting, exploration drilling, a preliminary economic assessment and costs directly attributable to such Capital Raise. Buyer covenants and agrees that Buyer shall not commence production until the Note is repaid in full.
(vi) As long as the Note is outstanding, Buyer and Seller covenant and agree to keep the Lucerne Properties at all times free and clear of all Liens, except for Liens securing the Note (or any instrument issued in substitution of the Note), the Debenture or otherwise described in the Schedules to this Agreement. Seller covenants and agrees to use Note payments received to pay off amounts under the Debenture, per the terms of the Debenture, until the Debenture is repaid in full
(d) In addition, on the Closing Date, if permitted, Seller will assign all of its interest (the ”Northern Comstock Interest“) in Northern Comstock LLC, a Nevada limited liability company (“Northern Comstock“) to the Company. If such assignment is not approved by the members and manager of Northern Comstock on or prior to Closing, then Buyer hereby agrees to forever assume and unconditionally guarantee the full and punctual payment, fulfilment and performance of all obligations and benefits of Seller under the current Northern Comstock LLC Operating Agreement (the “Existing NC Operating Agreement”). The guarantee in the preceding sentence (the “Guarantee”) shall be an absolute and continuing guarantee of performance and payment and shall not in any way be conditional or contingent upon any demand of Northern Comstock or its members to collect or require anything from Seller or any stated obligations of Seller under the Existing NC Operating Agreement (including, without limitation, section 13.5 of such agreement) or upon any other action, occurrence or circumstance whatsoever. Without limiting the generality of the foregoing, the Guarantee shall not be released, discharged or otherwise affected by:
(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any party under the Existing NC Operating Agreement, by operation of law or otherwise;
(ii) any modification or amendment of or supplement to the Existing NC Operating Agreement;
(iii) any change in the organizational existence, structure or ownership of Buyer or the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer, the Company or their respective assets or any resulting release or discharge of any obligation of Buyer or the Company;
(iv) the existence of any claim, set-off or other rights which Buyer or Company may have at any time against Seller or Northern Comstock or its members or its manager;
(v) any invalidity or unenforceability relating to or against Buyer for any reason of this Agreement, the Existing NC Operating Agreement or any provision of applicable law or regulation purporting to prohibit the payment by Buyer of any amounts payable pursuant to the Guarantee; or
(vi) any other act or omission to act or delay of any kind by Buyer, the Company, Seller, Northern Comstock or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Buyer’s obligations pursuant to the Guarantee.
For so long as Buyer fulfills its obligations with respect to the Guarantee, Seller hereby agrees to (i) hold legal ownership of the Northern Comstock Interest, (ii) convey all economic or other benefits associated with the Northern Comstock Interest to Buyer (or Company, at Buyer's election) and (iii) exercise its rights with respect to the Northern Comstock Interest under Existing NC Operating Agreement at Buyer's direction.
(e) The Company owns (or will following the Closing will own) fee property, patented mining claims, and unpatented mining claims, and through the Seller’s membership in Northern Comstock LLC, has indirect ownership of additional fee property, patented mining claims, unpatented mining claims, and leasehold interests, collectively known as the Lucerne project, as detailed in Exhibit A (the “Lucerne Properties”). Effective as of the Closing Date, each of the Parties hereby agree that the Company will pay Seller a 1.5% NSR royalty on all minerals produced from the Lucerne Properties, as detailed in Exhibit B (the “NSR Royalty Agreement”).
(f) Effective as of the Closing Date, the Company will assume all current reclamation liability on the Lucerne Properties and all future liability from the Company’s operations on the Lucerne Properties. The Company will assume all costs of maintaining the Federal, State, and County permits and reclamation bonds on the Lucerne Properties.
1.3 Additional Understandings.
(a) Effective as of the Closing Date, Seller shall grant to the Company an option to lease its American Flat property, plant, and equipment (“PP&E”) for processing ores from the Lucerne Properties in accordance with the option agreement, the form of which is attached as Exhibit D, (the “Lease Option Agreement”). Effective as of the Closing Date, Seller shall also agree to lease additional mining properties in Storey County to the Company, in accordance with the lease attached as Exhibit E, (the “Mineral Exploration and Mining Lease”).
(b) Except as otherwise permitted in this Agreement, Buyer shall not, without the prior written approval of Seller (such approval shall be at Seller's absolute discretion), directly or indirectly, through Company or otherwise, either individually or on behalf of or through any person, for the period commencing on the date of this Agreement until the day being forty-eight (48) months from the date of this Agreement, in any capacity, (i) locate, stake, lease, option, purchase or otherwise acquire or become entitled to acquire any interest, directly or indirectly, in any property, mineral rights, land rights, surface rights, water rights or other mining-related assets, or (ii) own, manage, stake, control, advise, operate, provide services to, consult with, receive remuneration from, be employed by any person engaged or proposing to engage in, or otherwise engage in any manner in the mining business in any location that is both (i) within five (5) miles of any property currently owned or leased by Seller in Lyon County, Nevada, and (ii) within Lyon County, Nevada (the “Non-Compete Area”).
(c) Buyer hereby covenants and agrees with Seller that all management authority and control of the Company shall solely vest in the Seller until the Note has been paid in full. Without limiting the generality of the foregoing, Buyer shall not exert nor attempt to exert administrative or other control of the Company, including but not limited to accounting control, insurance, permits, et al., until the Note has been paid in full. Buyer shall have the right to conduct exploration activities at its own discretion and at its own expense on property controlled by the Company. Buyer represents and warrants that any such exploration activities shall be conducted in compliance with all applicable Federal, State, and local regulations and in compliance with all applicable permits. Seller represents and warrants that Seller will not to take any actions that would have a material adverse impact on Buyer and Seller will use commercially reasonable efforts to accommodate Buyer’s reasonable requests (at Buyer’s expense); provided, however, that nothing in this Amendment shall limit or restrict (or be construed to limit or restrict) Seller’s right to enforce its rights under the Agreement.
(d) Until the Note has been repaid in full, Buyer hereby agrees that it will give Seller the first right to directly or indirectly acquire the Membership Interest. Should Buyer determine to directly or indirectly sell or otherwise transfer any part of the Membership Interest (including for the sake of clarity, if Buyer is party to a merger, amalgamation, consolidation transaction (excluding a reverse takeover transaction in which Buyer’s stockholders of record immediately prior to such transaction continue to hold more than 50% of the voting power of the surviving or acquiring entity after such transaction), or substantially all assets or the majority of voting securities of Buyer is acquired by a third party), then Buyer shall give Seller detailed written notice of the nature and description of the proposed transfer and its intended price and terms. Seller shall have a period of 30 days to investigate the proposed transaction and the disposition terms (for which Buyer shall grant full access to all records and data to Seller) and Seller shall have a period of 30 days after such investigative period to determine whether it will acquire the Membership Interest. In the event Seller declines then Buyer may sell at such offered terms but this first right shall occur again to the benefit of Seller if the terms shall be reduced or if the disposition does not occur within 180 days of Buyer’s notice it declines or the expiration of the above 30 day decision period.
(e) Buyer hereby agrees to pay in full all existing or future invoices issued by Seller on or prior to the due dates indicated on such invoices, it being agreed and understood that that reimbursement payments will be prioritized and the Buyer shall wire funds received by Buyer from any source to Seller within 24 hours of receipt, for such expense reimbursement obligations.
(f) Comstock hereby consents to the Buyer’s acquisition of certain mining claims, royalties and properties described in Exhibit I (the “Ida Properties”) which are owned by Art Wilson, Wilson Mining LLC, Ida Consolidated Mines, Southern Comstock Tailings Disposal, Art Wilson Co (together the “Wilson Parties”), and waives the restrictions of Section 1.3 (b) for the portion of the Ida Properties in the Non-Compete Area. This consent is conditioned on (i) Buyer assigning to Comstock the patented and unpatented mining claims along the State Route to the south of Silver City and West of Spring Valley, further identified in Exhibit I, Table I.2, for no additional consideration, concurrently with the acquisition of the Ida Area Claims from the Wilson Parties; (ii) the Ida Area Claims will be subject to the NSR Royalty Agreement shown in Exhibit B; and (iii) Buyer assigning to Comstock any royalty interests owned by the Wilson Parties on the Metropolitan patent and Peach and Wedge unpatented claims, a portion of Comstock’s Dayton property package and identified in Exhibit I, Table I.3. Comstock undertakes to use reasonable commercial efforts to make introductions to assist Buyer in attempting to acquire other patents in close proximity to the Three Brothers, including the Last Chance, Piedmont, Twin, and Cosmopolitan patents, if such patents are available for purchase.
(g) Buyer will reimburse the additional cost of interest incurred by Comstock under the Debenture for the entire period from May 31, 2019 until such time as the Note is paid in full (the “Incremental Interest”). Estimates for each month’s Incremental Interest will be itemized with each monthly invoice for reimbursed expenses from Comstock.
(h) Seller has entered into a collaborative venture with Oro Industries Inc., and a newly formed company called Mercury Clean Up LLC (“MCU”), for the manufacture and global deployment of mercury remediation systems with proprietary mechanical, hydro, electro-chemical and oxidation processes to reclaim, treat and remediate mercury from tailings and industrial effluents. Seller has agreed to allow MCU and its affiliates, including future joint ventures formed for the purpose of mercury remediation (e.g., MCU and Comstock Mercury Remediation LLC) to conduct certain testing to demonstrate the feasibility of a mercury remediation system within the historic, world-class, Comstock Lode mining district. Buyer hereby agrees to permit Seller and MCU to sample the soils and/or tailings, including taking bulk samples for pilot testing, and extracting and processing the mercury contaminated materials from the properties owned or controlled by the Buyer, so long as such activities are not likely to interfere, with either current or future operations of the Buyer (to be determined at the sole discretion of the Buyer but not to be unreasonably withheld), or reduce the value of the Buyer’s assets in any way (it is mutually understood that the objective and net effect of these remediation activities is the identification of mercury contamination from these properties and the removal of such contaminated material). Seller and MCU expect mineralized materials removed by MCU to contain limited amounts of precious metals, the recoveries of which are intended to mitigate the overall investment and costs of removal and Seller will be responsible for any and all costs and obligations associated with removal by MCU, including royalties, if any, on precious metals recovered. Neither Seller nor MCU will penetrate bedrock or dislocate any virgin, mineralized materials. Seller agrees to maintain adequate insurance coverage to specifically protect Buyer from any damages or costs resulting from the activities of Seller or MCU. Seller and MCU will comply with all legal and regulatory requirements on the properties. Seller agrees to provide Buyer with a detailed plan of MCU’s proposed work programs and schedules in advance of conducting remediation activities.
1.4 Closing. The closing of the purchase and sale of the Membership Interests (the “Closing”) will take place on November 18, 2019, at a mutually acceptable time and place selected by the Parties. The date and time of the Closing are herein referred to as the “Closing Date.” At the Closing, Buyer and Seller shall deliver, or cause to be delivered, the following deliverables:
(a) Buyer shall have delivered the Closing Cash Consideration remaining to be paid after reduction by the amount of previously delivered non-refundable deposits into a bank account designated by Seller by wire transfer of immediately available funds, which shall not delivered to Seller until all other closing conditions have been met by the Parties; and
(b) Buyer shall execute and deliver to Seller each of:
(i) the Deed of Trust;
(ii) the NSR Royalty Agreement;
(iii) the Operating Agreement for the Company in the form attached hereto as Exhibit I (the “Operating Agreement”);
(iv) if consent for the assignment of the Northern Comstock Interest is received from the members and manager of Northern Comstock;
(1) an assignment of the Northern Comstock Interest (the “Assignment of Interest”); and
(2) an amended and restated operating agreement of Northern Comstock with the Company replacing Seller as a party to such operating agreement and assuming all of Seller’s former obligations thereunder (the “A&R Northern Comstock Agreement”);
(v) the Lease Option Agreement;
(vi) the Mineral Exploration and Mining Lease;
(vii) a certification naming Buyer’s representatives who authorize and consent to the Company’s entry into the agreements effective as of the Closing Date;
together, with this Agreement, the Deed of Trust, the NSR Royalty Agreement, the Lease Option Agreement, the Mineral Exploration and Mining Lease, and the Operating Agreement (the “Transaction Documents”), in each case duly executed by Buyer and/or the Company, as the case may be.
(c) If at the time of Closing, the A&R Northern Comstock Agreement cannot be assigned, Seller shall retain its membership interest, and have an obligation to Buyer to maintain all rights and agreements thereunder, for so long as Buyer fulfills its obligations with respect to the Guarantee, including, without limitation, Buyer’s obligation to reimburse Seller for any and all costs associated with the retention of membership and maintenance of any obligations of Seller under the Existing NC Operating Agreement, which costs of reimbursement are estimated on the attached Exhibit G, Table G.2.
(d) At the Closing, Seller shall deliver to Buyer, or cause to be delivered:
(i) each of the Transaction Documents (other than the Deed of Trust), duly executed by Seller;
(ii) evidence that, substantially concurrent with Seller’s receipt of the Closing Cash Consideration, Seller will make a payment on its 11% Senior Secured Debenture due 2021, issued to GF Comstock 2, LP, as amended, restated or otherwise modified from time to time (the “Debenture”);
(iii) evidence satisfactory to Buyer that the Seller has transferred any and all assets it currently owns that are listed on Exhibit A to the Company; and
(iv) evidence satisfactory to Buyer that the Company has transferred any and all assets it currently owns not listed on Exhibit A to Seller (and Seller and Company shall represent and warranted that at the Closing, the Company will own only the assets listed in Exhibit A).
(e) Effective as of the Closing Date, Buyer shall become the sole lawful owner of the Membership Interests proportionately delivered per section 1.2(b).
1.5 Permits. The Company currently holds a number of County, State, and Federal permits which are listed in Exhibit F (the “Permits”). These include a Storey County Special Use Permit (the “SUP”), a Right of Way granted by the US Bureau of Land Management (the “ROW”), and a Reclamation permit granted by the State of Nevada. The Parties agree: (i) that subsequent to Closing, they will work timely together, and in consultation with the relevant regulators, to either assign or bifurcate each of the Permits, as necessary, so that the Buyer retains or is granted contractual rights to the rights granted by the Permits that pertain to the Lucerne Properties, and the Seller retains all the rights granted by the Permits that pertain to the American Flat Property; and (ii) until such time as the Permits can be assigned or bifurcated, to retain the Permits in the Company, but modify them or clarify contractually so that Seller has the rights granted by the Permits to continue operations on its owned American Flat Property; or (iii) until such time as the Permits can be assigned or bifurcated, to retain the Permits in the Seller or one of its 100%-owned entities, but modify them or clarify contractually so that the Company has the rights granted by the Permits to continue operations on the Lucerne Properties; and (iv) in any case, the Parties agree that they will work to bifurcate the existing reclamation bond proportionately, or otherwise separately bond the current reclamation liability in the Lucerne Properties in the name of the Company, and bond the current reclamation liability in the American Flat Property in the name of the Seller. To clarify, until such time as the bond can be bifurcated, the Company shall reimburse Seller for all costs of maintaining the existing bond, and the Company shall at all times remain responsible for performing the required reclamation on the Lucerne Properties.
1.6 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, or that the Parties may reasonably request in order fully to effect the purposes of this Agreement. This Section shall survive the Closing.
1.7 Buyer Conditions to Closing.
(a) In addition to all other conditions set forth herein, the obligation of Buyer to consummate the transactions contemplated hereunder are conditioned upon the following:
(i) The Seller's and Company's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;
(ii) The Seller and Company shall have duly performed each and every obligation to be performed by such party hereunder; and
(iii) As of the Closing Date, the Seller and Company shall have tendered all deliveries to be made at Closing.
(b) In the event the transactions contemplated by this Agreement fail to close by reason of a failure of any of Buyer’s conditions to close set forth in this Section 1.7 or any other section of this Agreement, Buyer shall have the option of either terminating this Agreement or proceeding with the Closing. Buyer shall not be entitled to a refund of any deposits made hereunder, under any circumstances unless Seller refuses to proceed with Closing. If a condition to close is not satisfied but Buyer elects to proceed with the Closing, Seller shall not be liable to Buyer for any Losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if Buyer had knowledge of such inaccuracy or breach before Closing.
ARTICLE 2
REPRESENTATIONS, WARRANTIES AND AGREEMENTS
2.1 Seller and Company. In connection with the transactions contemplated hereby Seller hereby represents, warrants, covenants, acknowledges and agrees that the following are true, accurate, and complete as of the Effective Date and shall be true, accurate, and complete as of the Closing Date.
(a) Seller has all power and authority necessary to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, and has taken all action necessary to authorize the execution, delivery and performance of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and is enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The execution and delivery of this Agreement and each of the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance of Seller’s obligations hereunder and thereunder will not conflict with, or result in any violation of or default under, any provision of any charter, by-laws, trust agreement, operating agreement, partnership agreement, certificate of formation or other governing instrument applicable to Seller, any agreement or other instrument to which Seller or its properties is a party, or any judgment, decree, statute, order, rule or regulation applicable to Seller’s business or properties.
(b) The Company (i) is a limited liability company, duly organized, validly existing, and in good standing under the laws of Nevada, (ii) has all organizational power and authority necessary to execute, deliver and perform this Agreement and the other transaction documents and consummate the transactions contemplated hereby and thereby and (iii) has taken all organizational action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. The execution and delivery of each of the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance of the Company’s obligations hereunder and thereunder will not conflict with, or result in any violation of or default under, any provision of any charter, by-laws, trust agreement, operating agreement, partnership agreement, certificate of formation or other governing instrument applicable to the Company, any agreement or other instrument to which the Company or its properties is a party, or any judgment, decree, statute, order, rule or regulation applicable to the Company’s business or properties.
(c) The Company is the sole legal and beneficial owner of the Lucerne Properties, except for those properties held, owned or leased by Northern Comstock LLC, and that such owned properties are free and clear of any and all Liens of any kind or nature whatsoever, other than any Liens placed by GF Comstock 2, LP, which will be released immediately after the Closing. The Company has previously obtained title insurance for the surface of some of the Lucerne Properties that it owns. Title insurance is generally not available for mineral rights and unpatented mining claims. Seller has delivered (or provided access to) or shall deliver to Buyer prior to the Closing all copies that Seller possesses of all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the real property described in the exhibits attached hereto.
(d) Certain properties controlled by Northern Comstock, LLC are held through mineral leases with third-party owners, in particular with the Sutro Tunnel Company and with Virginia City Ventures. Those leases expire from time to time. Seller makes no representation or warranty, on its own behalf or on behalf of Northern Comstock, LLC that any such leases can or will be renewed upon expiration.
(e) Other than the assets listed in Exhibit A and the rights, responsibilities, and liabilities under the Permits, including the current reclamation liability for the Lucerne Properties, the Company does not have, nor will have at the Closing, any other asset, property, interest, obligation or liability, whether actual or contingent.
(f) Seller is the sole legal and beneficial owner of the Membership Interest and the Northern Comstock Interest.
(g) Upon consummation of the transactions contemplated by this Agreement (including the repayment of the Debenture), Seller will have conveyed good title to the Membership Interests free and clear of any and all Liens of any kind or nature whatsoever.
(h) All of the issued and outstanding equity interests of the Company as of the date hereof and at Closing have been (and will have been) duly authorized and validly issued and are fully paid and non-assessable. None of such equity interests were issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights or in violation of any securities law. There are no outstanding subscriptions, options, warrants or other rights of any kind to acquire any additional equity interests of the Company, no class of equity interest of the has been reserved or set aside for any purpose and the Company is not party to any agreement, arrangement or understanding in respect thereof.
(i) Neither Seller nor Company, nor anyone acting on Seller’s or Company’s behalf, has engaged any finder, broker, solicitor, agent or other person in a comparable capacity in connection with the transactions contemplated hereby. There are no contracts, agreements or understandings with Seller or Company that would give rise to a valid claim against Buyer or Seller or Company for a commission, finder’s fee or other like payment in connection with the transactions contemplated hereby.
(i) Except as set forth on Schedule 1, there are no proceedings pending by or against or, to the actual knowledge of Seller, threatened against or by the Company (a) affecting any of the Company's business or assets, or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(j) Except as disclosed on Schedule 2, the Company has not incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company's business or which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Change on the Company's business or assets.
(k) The Company is not a party to any intercompany loans from or balances due to the Seller or from any subsidiary entity. Any such balances shall be reduced to zero on or prior to Closing in a manner that will not create a tax liability for the Company.
(l) The Company has no subsidiaries.
(m) The minute books and other similar records of the Company in the possession of Seller have been or shall be delivered to Buyer. Seller is not aware of any other minute books or other similar records of the Company.
(n) Prior to the Closing, Seller has delivered or shall deliver to Buyer true and complete copies of the most recently closed balance sheet and financial statements of the Company, which fairly present in all material respects the financial condition and results of operations of the Company as of the dates thereof.
(o) The Company is not required to file a separate tax return given that Seller files a consolidated U.S. federal income tax return as a group (including the Company along with other affiliates of Seller). The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax returns. There are no liens with respect to any taxes upon any of the assets or properties of the Company, other than taxes the payment of which is not yet due.
(p) To the knowledge of Seller, the Company is not presently in violation of or in default under any law or order applicable to the Company or any of its assets and properties the effect of which, individually or in the aggregate with other such violations and defaults, would have a Material Adverse Change on the Company.
(q) The Company has obtained all material licenses which are required under applicable environmental laws in connection with the conduct of the business or operations of the Company, and each of such licenses is in full force and effect, or, from time to time, in the process of being renewed or modified, as required by the terms or business, and the Company is in material compliance with the terms and conditions of all such licenses. Except as described on Schedule 3, no oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Company in the three year period prior to the date hereof and with the exception of being located within the broad boundaries of the Carson River Mercury Superfund Site, none of the Lucerne Properties is presently listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.
(r) As used herein, “Contract” means any agreement or contract binding on the Company. Except for the Transaction Documents or as set forth in Schedule 4, the Company is not a party to, bound by, subject to or otherwise has rights or benefits under any of the following Contracts (each such Contract described below, a “Material Contract”):
(i) Employment or consulting Contract, or any employee collective bargaining agreement or other Contract with any labor union or any employee of the Company, except for routine non-solicitation, non-competition, confidentiality and professional service contracts entered into with employees (so long as such contracts do not contain severance provisions or impose other material obligations upon the Company or any of its Subsidiaries);
(ii) Contract not to compete or otherwise materially restricting the development, marketing, distribution or sale of any products or services by the Company;
(iii) Contract containing any “non-solicitation” or “no-hire” provision that restricts the Company in any material manner;
(iv) Contract containing any provision that purports to apply to or restrict the Company from engaging in any line of business;
(v) Contract between the Company and the Seller or any affiliate of the Seller;
(vi) Lease, sublease or similar Contract with any Person not listed on Exhibit E2;
(vii) Contract: (A) calling for performance over a period of more than one year (excluding leases described above); (B) requiring or otherwise involving payment by or on behalf of, or to the Company of more than $100,000 in any twelve month period ending after the Closing Date; (C) in which the Company has granted “most favored nation” pricing provisions or marketing rights relating to any products or territory; or (D) in which the Company has agreed to purchase or sell a minimum quantity of goods or services or has agreed to purchase or sell goods or services exclusively from a certain party;
(viii) Contract with any governmental authority, except for the contractual language included in permits with various governmental units and regulatory agencies;
(ix) Contract for the disposition of any assets or business of the Company or any agreement for the acquisition, directly or indirectly, of the assets or business of any other person;
(x) Contract for any joint venture or partnership; and
(xi) Contract under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of, or otherwise creating or guaranteeing any indebtedness to, any person;
(s) Each lease listed on Exhibit E2 is a legal, valid and binding agreement, enforceable in accordance with its terms, and, to the knowledge of Seller there is no material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder.
(t) Exhibit F contains a true and complete list of all Permits used in the business of the Company or applied and, individually or in the aggregate with other such Permits, material to the business or condition of the Company, which are validly owned or held and each of which is valid, binding and in full force and effect, and which are not subject to termination as a result of a change in ownership or control of the Company. Those Permits expire from time to time. Seller makes no representation or warranty, on its own behalf that any such Permits can or will be renewed upon expiration.
(u) The Company owns no equipment.
(v) Seller and Company covenant that each shall cause the Company to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Seller and Company will cause the Company to use commercially reasonable best efforts, to the extent the officers of the Company believe such action to be in bests interests of the applicable entity, to (a) preserve intact the present business organization and reputation of the Company in all material respects, (b) keep available (subject to dismissals, resignations and retirements in the ordinary course of business) the services of the key officers and employees of the Company, (c) maintain the assets and properties of the Company in good working order and condition, ordinary wear and tear excepted, and (d) maintain the good will of key customers, suppliers and lenders and other persons with whom the Company otherwise has significant business relationships
2.2 Buyer. In connection with the transactions contemplated hereby, Buyer hereby represents, warrants, acknowledges and agrees as follows:
(a) Buyer (i) is a corporation duly organized and validly existing and in good standing under the laws of Delaware, (ii) has all corporate power and authority necessary to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby and (iii) has taken all organizational action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is enforceable against it in accordance with its terms except for the Enforceability Exceptions. The execution and delivery of each of the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance of Buyer’s obligations hereunder and thereunder will not conflict with, or result in any violation of or default under, any provision of any charter, by-laws, trust agreement, operating agreement, partnership agreement, certificate of formation or other governing instrument applicable to Buyer, any agreement or other instrument to which Buyer or its properties is a party, or any judgment, decree, statute, order, rule or regulation applicable to Buyer’s business or properties.
(b) Buyer has not acted or been engaged to act as Seller’s finder, broker, solicitor, agent or other person acting in a comparable capacity in connection with the transactions contemplated hereby. Neither Buyer, nor anyone acting on Buyer’s behalf, has engaged any finder, broker, solicitor, agent or other person in a comparable capacity in connection with the transactions contemplated hereby. Neither Buyer, nor anyone acting on its behalf, has received or will receive any commission or remuneration directly or indirectly in connection with or in order to solicit or facilitate the transactions contemplated hereby. There are no contracts, agreements or understandings with Buyer that would give rise to a valid claim against Buyer or Seller for a commission, finder’s fee or other like payment in connection with the transactions contemplated hereby.
(c) Buyer understands that the Membership Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and acknowledges that the transactions contemplated hereby are intended to be exempt from registration by virtue of Rule 506 promulgated under Section 4(a)(2) of the Securities Act. Buyer is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act. Seller has not taken or will not take any action which might subject the offering and sale of the Membership Interests to the registration requirements of Section 5 of the Securities Act. Buyer has consulted with legal counsel and knows of no reason why such exemption will not be available. Buyer understands that no federal or state agency has made any finding or determination regarding the fairness of the Membership Interests for investment, or any recommendation or endorsement of the Membership Interests.
(d) Buyer is acquiring the Membership Interests for Buyer’s own account, with no intention of participating, directly or indirectly, in a distribution of the Membership Interests.
(e) Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Membership Interests and to makes an informed investment decision with respect to such acquisition. Buyer has conducted its own independent investigation, review and analysis of the Company and the Lucerne Properties, and acknowledges that it has been provided adequate access to the personnel, assets, books and records of Seller for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement; (ii) neither Seller nor any of its representatives or any other person has made any representation or warranty as to the Company, the Lucerne Properties or any other matter, except as expressly set forth in this Agreement; (iii) except for the express representations and warranties of Seller set forth in this Agreement, Seller makes no representation or warranty, express or implied, as to any matter whatsoever relating to the Company, the Lucerne Properties or any other matter, including as to (A) merchantability or fitness for any particular use or purpose, (B) any proposed mining or other business or operations, (C) the likelihood of governmental authority or regulatory approval of any proposed mining or other business or operations or (D) the probable success or profitability of any proposed mining or other business or operations; and (iv) the Lucerne Properties do not contain any proven or probable reserves and Seller makes no representation or warranty as to the completeness, accuracy, materiality or validity of any mineral resource estimates or other scientific or technical information relating to the Lucerne Properties, and that nothing in this Agreement shall be deemed to be a representation or a warranty by Seller that any of the Lucerne Properties contain any economically feasible, valuable or otherwise useful mineral resources or deposits.
(f) Neither Seller nor any of its representatives or Affiliates will have or will be subject to any liability or obligation to Buyer or any other person resulting from the distribution to Buyer or any Affiliates or representatives of Buyer, or its or their use of, any information relating to the Company, the Lucerne Properties or any other matter, including any technical reports, descriptive memoranda, summary business descriptions or other information, documents or material made available, whether orally or in writing, “data rooms,” management presentations, functional “break-out” discussions, responses to questions, due diligence reviews, or any other form in expectation of the transactions contemplated by this Agreement, or otherwise, including during the negotiations with respect to the transactions contemplated by this Agreement.
(g) Buyer understands that some of the properties owned or leased by Company are subject to existing NSR royalty agreements, and the properties are subject to various restrictions imposed by Federal, State, and County permits and environmental regulations.
(h) Comstock has delivered to or made available for inspection by Buyer all maps, drill logs and other drilling data, core tests, core samples, pulps, reports, surveys, assays, analyses, production reports, operations, technical, scientific and other material or information relating to any of the Properties ("Existing Data") in its possession or control that it reasonably believes to be material to the transactions contemplated hereby, and true and correct copies of all leases or other contracts relating to the Properties; to the knowledge of Seller, the Lucerne Properties do not have any proven or probable reserves, and Buyer understands that Seller makes no representation or warranty as to the completeness, accuracy, materiality or validity of any mineral resource estimates or other scientific or technical information relating to the Properties, including, without limitation, that described in the Existing Data, and that nothing in this Agreement shall be deemed to be a representation or a warranty that any of the Lucerne Properties contain any economically feasible, valuable or otherwise useful mineral resources or deposits.
ARTICLE 3
INDEMNITY
3.1 Seller Indemnity. Subject to Section 3.3, Buyer shall indemnify and defend Seller against, and shall hold Seller harmless from and against, and shall pay and reimburse Seller for, any and all Losses (as defined below) incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations, warranties covenants or agreements of Buyer contained in this Agreement.
3.2 Buyer Indemnity. Subject to Section 3.3, Seller shall indemnify and defend Buyer against, and shall hold Buyer harmless from and against, and shall pay and reimburse Buyer for, any and all Losses (as defined below) incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations, warranties covenants or agreements of Seller or the Company contained in this Agreement.
3.3 Losses. As used in this Agreement, “Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees. Notwithstanding anything to the contrary herein, none of the Parties shall be required to pay or reimburse Losses in excess of $1,000,000 and none of the Parties shall be permitted to bring any claim pursuant to Section 3.1 or Section 3.2 of this Agreement after the date that is eighteen (18) months after the Closing Date.
ARTICLE 4
MISCELLANEOUS
4.1 Amendment. This Agreement may not be amended or modified except by written instrument signed by all Parties.
4.2 Confidentiality. Except as required by law, or any state or federal rule or regulation, including, but not limited to, any securities law filings required by the Parties, no Party shall make or issue a public statement that specifically names any other Party without such other Party’s prior written consent.
4.3 Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements whether written or otherwise.
4.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its principles of conflicts of laws. ALL ACTIONS HEREUNDER MUST BE BROUGHT IN THE FEDERAL COURTS IN NEVADA WITHOUT REGARD TO ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF THE PARTIES. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURTS, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
4.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
4.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
4.7 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
4.8 Delivery by PDF and Facsimile. This Agreement and any amendments hereto, to the extent signed and delivered by means of portable document format (“PDF”) or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of PDF or a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of PDF or a facsimile machine as a defense to the formation of a contract and each such Party forever waives any such defense.
4.9 Termination.
(a) Notwithstanding anything contained herein to the contrary, this Agreement may be terminated:
(i) at any time prior to the Closing Date, by mutual written agreement of Seller and Buyer;
(ii) at any time prior to the Closing, by Buyer, if (A) the Closing shall not have been consummated on or before the Closing Date and (B) the failure to consummate the Closing on or before the Closing Date did not result from the failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Buyer;
(iii) at any time after the Termination Date and prior to the Closing, by Seller, if (A) the Closing shall not have been consummated on or before the Termination Date and (B) the failure to consummate the Closing on or before the Termination Date did not result from the failure by Seller or its Affiliates to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Seller;
(iv) at any time prior to the Closing, by Buyer, if Seller shall have breached in any material respect any of the representations, warranties, covenants or agreements of Seller contained in this Agreement and such breach cannot be or has not been cured by Seller, in all material respects, prior to the earlier of the date that is forty-five (45) days after written notice thereof shall have been given to Seller or the Termination Date; or
(v) at any time prior to the Closing, by Seller, if Buyer shall have breached in any material respect any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement and such breach cannot be or has not been cured by Buyer, in all material respects, prior to the earlier of the date that is forty-five (45) days after written notice thereof shall have been given to Buyer or the Termination Date.
(b) If this Agreement is terminated pursuant to Section 4.9(a), this Agreement, except for the provisions of Articles 3 and 4, shall become null and void and have no further force or effect and none of the Parties or any of their respective affiliates or any of their representatives shall have any liability in respect of such termination.
 4.10 Notices.
All notices shall be in writing to the applicable address set forth below and shall be given by personal delivery or recognized international overnight courier. All notices shall be effective and shall be deemed delivered on the date of delivery if delivered before 5:00 p.m. local destination time on a business day, otherwise on the next business day after delivery. Each party will send a copy of their notice by email, as a courtesy, but the notice will not be valid until delivered in writing. Any notice delivered by email shall only be deemed to be official notice hereunder if the Party receiving such email confirms receipt in writing.

To the Buyer or the Company:	Tonogold Resources, Inc., 5666 La Jolla Boulevard, #315, La Jolla, CA 92037 Email: mjashley3@gmail.com

To the Seller:	Comstock Mining Inc. 1200 American Flat Road, PO Box 1118, Virginia City, NV 89440 Email: DeGasperis@comstockmining.com

Each Party may change its address from time to time by notice given in the manner described above.
4.11 No Assignment. Except as provided below, no Party may assign or delegate any rights or obligations under this Agreement or any other Transaction Document without first obtaining the written consent of the other Parties hereto; provided, however, that Tonogold may assign this Agreement to any successor of Tonogold (whether by merger, consolidation or amalgamation).
4.12 Attorney's Fees. If either party hereto employs an attorney in connection with claims against another party arising from the operation of this Agreement, each party shall individually be responsible for all of its own fees and expenses incurred. The provisions of this Section shall survive the termination or the Closing of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TONOGOLD RESOURCES, INC.

By:
Name:	Mark Ashley
Title:	Chief Executive Officer

COMSTOCK MINING INC.

By:
Name:	Corrado DeGasperis
Title:	Executive Chairman, President and CEO

COMSTOCK MINING LLC, by its manager Comstock Mining Inc.

By:
Name:	Corrado DeGasperis
Title:	Executive Chairman, President and CEO